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                                                                    Exhibit 99.j




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 9, 2001, relating to the financial statements and financial highlights which appear in the March 31, 2001 Annual Report to Shareholders of the Prime, Treasury and Tax-Free Series (the three Series comprising the Deutsche Banc Alex. Brown Cash Reserve Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
July 25, 2001